AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1997

                                                     Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

           THE HARTFORD STEAM BOILER INSPECTION AND INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

         Connecticut                     06-0384680
(State or other jurisdiction of       (I.R.S. Employer
incorporation or organization)      Identification number)

One State Street, Hartford, Connecticut
P.O. Box 5024                               06102-5024
(Address of Principal Executive Offices)    (Zip Code)

           THE HARTFORD STEAM BOILER INSPECTION AND INSURANCE COMPANY
                             1995 STOCK OPTION PLAN
                            (Full Title of the Plan)

                       R. Kevin Price, Corporate Secretary
           The Hartford Steam Boiler Inspection and Insurance Company
            One State Street, P.O. Box 5024, Hartford, CT 06102-5024
                                 (860) 722-1866
            (Name, address and telephone number, including area code
                              of Agent for Service)


               CALCULATION OF REGISTRATION FEE
===============================================================================
                                Proposed
                                Maximum    Proposed
                                Aggregate  Maximum
                      Amount    Offering   Aggregate    Amount of
Title of Securities    to be    Price per  Offering     Registration
To be Registered   Registered   Share(1)   Price(1)      Fee(1)
-------------------------------------------------------------------------------
Common Stock,
no par value    1,850,000 shares  $52.625  $97,356,250   $29,501.89

(1) Estimated solely for the purpose of calculating the amount of the registration fee using the average of the high and low sales prices of the Registrant's Common Stock on June 11, 1997 as reported by the New York Stock Exchange Composite Transactions Reporting System, in accordance with Rule 457(h).

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

(b) All reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended since the end of the fiscal year ended December 31, 1996.

(c)  The  description  of  the  Registrant's   Common  Stock  contained  in  its
registration statement filed on Form 8-A dated April 21, 1990.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Counsel and Experts

Certain legal matters in connection  with the Plan have been passed on by Robert
C. Walker, Esquire, Senior Vice President and General Counsel to the Company. Mr. Walker is eligible to participate in the plan. Mr. Walker's current holdings in Registrant common stock consist of the following: 2,032 shares held directly, approximately 303 shares held through the Registrant's Thrift Incentive Plan and approximately 100 shares held through the Registrant's Employee Stock Ownership Plan, and 60,000 presently exercisable stock options.

Item 6.  Indemnification of Directors and Officers

Section 8 of the Company's Charter provides that to the fullest extent permitted by the Connecticut General Statutes, the personal liability of a director to the Company or its stockholders for monetary damages for breach of duty as a director shall be limited to an amount that is not less than the compensation received by such director for serving the Company during the year of the violation. This limitation does not apply to a breach of duty of the director which (i) involves a knowing and culpable violation by a director; (ii) enables a director or an associate to receive an improper personal gain; (iii) shows a lack of good faith and a conscious disregard for the duty of the director to a company under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the company; (iv) constitutes a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to the company; or (v) creates a liability for an unlawful distribution under the Connecticut Business Corporation Act ("CBCA").

The CBCA permits a corporation to indemnify its directors and officers against liability (including judgments, settlements, penalties and fines) if such individual acted in good faith, reasonably believed that his or her conduct was in the corporation's best interests and, in the case of criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In a proceeding by or in the right of the corporation, the corporation may indemnify a director or officer only for reasonable expenses, and may not indemnify a director who is adjudged liable to the corporation. Indemnification is mandatory when an officer or director is successful in the defense of any proceeding. The CBCA also permits a corporation to pay or reimburse the reasonable expenses incurred by a director who is a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) in advance of the final disposition of such action, suit or proceeding provided that (i) such director affirms in writing such director's good faith belief that the standard of conduct required under the statute has been met; (ii) such director furnishes a written undertaking to repay the corporation if it is ultimately determined that such standard has not been met; and (iii) a determination is made pursuant to the statute that the facts then known would not preclude indemnification under the statute.

The Company (with respect to indemnification liability) and its directors and officers (in their capacities as such) are insured against liability for wrongful acts (to the extent defined) under an insurance policy with limits of $25,000,000.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

See Exhibit Index attached hereto.

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on this 19th day of June 1997.

                                               THE HARTFORD STEAM BOILER
                                               INSPECTION AND INSURANCE COMPANY


                                              By: /s/ Gordon W. Kreh, President
                                                      Gordon W. Kreh, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

(Signature)                                          (Title)


/s/ Gordon W. Kreh                       President, Chief Executive Officer
Gordon W. Kreh                           and Director


/s/ Saul L. Basch                        Senior Vice President, Treasurer
Saul L. Basch                            and Chief Financial Officer (Principal
                                         Financial Officer and Principal
                                         Accounting Officer)


(Richard G. Booth)*                      Director

(Colin G. Campbell)*                     Director

(Richard G. Dooley)*                     Director

(William B. Ellis)*                      Director

(E. James Ferland)*                      Director

(Lois D. Rice)*                          Director

(John M. Washburn, Jr.)*                 Director

(Wilson Wilde)*                          Director



*By:     /s/ Robert C. Walker
         Robert C. Walker
         Attorney-in-Fact
         June 19, 1997

                                  EXHIBIT INDEX

EXHIBIT NUMBER                                                       PAGE NO.

5(i)              Opinion of Robert C.                                  9
                  Walker as to the legality
                  of the shares of common
                  stock being registered

24(i)(a)          Consent of Coopers &                                 11
                  Lybrand

     (b)          Consent of Robert C.                                  9
                  Walker (contained in
                  opinion listed in
                  Exhibit 5(i)

25                Power of Attorney                                    12